ADDENDUM TO MASTER GLOBAL CUSTODY AGREEMENT

The undersigned Columbia Funds Variable Insurance Trust, on behalf of each of its series listed on Appendix A hereto (each, the “Customer”), formed under the laws of the Commonwealth of Massachusetts as a business trust with a place of business at 50606 Ameriprise Financial Center, Minneapolis, MN 55474, hereby requests the securities custody services of JPMorgan Chase Bank, N.A., and Customer, by its signature below, agrees to the terms and conditions of that certain Second Amended and Restated Master Global Custody Agreement, dated March 7, 2011 (the “Agreement”), with JPMorgan Chase Bank, N.A. on behalf of each of the Funds listed on Schedule A thereto, which such Schedule A is hereby amended with the addition of the Customer pursuant to this addendum. Notwithstanding anything in the Agreement to the contrary, each of Customer and Bank hereby agree that Customer shall (i) be an Additional Customer, as such term is defined in the Agreement) and (ii) not be subject to the Initial Term (as defined in the Agreement) or the early termination fee set forth in Section 9 of the Agreement, and (iii) be entitled to terminate the Agreement upon 60 days’ written notice to JPMorgan Chase Bank, N.A. (unless entitled to a shorter notice period pursuant to Section 9.1(b)).

COLUMBIA FUNDS VARIABLE INSURANCE TRUST, ON BEHALF OF EACH OF ITS SERIES LISTED ON APPENDIX A HERETO

By:	/s/ Christopher O. Petersen
Name:	Christopher O. Petersen
Title:	President
Date:	October 18, 2016

JPMORGAN CHASE BANK, N.A.

By:	/s/ Lisa Zippelius
Name:	Lisa Zippelius
Title:	Executive Director
Date:	October 25, 2016

Appendix A

Columbia Funds Variable Insurance Trust

Columbia Variable Portfolio – U.S. Flexible Conservative Growth Fund

Columbia Variable Portfolio – U.S. Flexible Growth Fund

Columbia Variable Portfolio – U.S. Flexible Moderate Growth Fund